Exhibit 2.1

(Translation)

REGULATIONS FOR HANDLING OF SHARES

OF

CANON INC.

(as amended November 22, 2021)

Chapter I. General Provisions

(Object)

Article 1.    The handling of shares of the Company, including, but not limited to the procedures for exercising the rights of shareholders shall be governed by the rules stipulated by the Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”) and the account management institutions such as securities companies (hereinafter referred to as the “Securities Companies, etc.”), where a shareholder has opened a transfer account, as well as by these regulations pursuant to the Articles of Incorporation.

(Manager of the register of shareholders)

Article 2.    The manager of the register of shareholders of the Company and its place of handling business shall be as follows:

Manager of the Register of Shareholders:

Mizuho Trust & Banking Co., Ltd.

3-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Its place of handling business:

3-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Head Office of Stock Transfer Agency Department, Mizuho Trust & Banking Co., Ltd.

Chapter II. Record in the Register of Shareholders, etc.

(Record in the register of shareholders)

Article 3.    Changes to items described in the register of shareholders shall be made pursuant to notices from the Center such as the notice of all shareholders (sokabunushi tsuchi)(excluding the notice (hereinafter referred to as the “Individual Shareholder Notice”(kobetsu kabunushi tsuchi)) provided for in paragraph 3, Article 154 of the Law Concerning Book-Entry Transfer of Corporate Bonds, Stocks, etc. (hereinafter referred to as the “Book-Entry Transfer Law”)).

2.

Apart from the provisions of the previous paragraph, in the case of issuance of new shares or in other cases provided for in laws and regulations, changes shall be made in the register of shareholders without notice from the Center.

3.	Records shall be made in the register of shareholders using the characters and symbols designated by the Center.

(Notifications concerning items described in the register of shareholders)

Article 4.    Shareholders shall notify the Company of their names or trade names and addresses through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center. In case of any change thereto, the same shall apply.

(Representative of a corporate shareholder)

Article 5.    A shareholder that is a corporation shall notify the Company of one representative thereof through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center. In the case of any change thereto, the same shall apply.

(Representative of jointly-owned share)

Article 6.    The shareholders who own shares jointly shall select one representative thereof and notify the Company of the name or trade name and address through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center. In the case of any change thereto, the same shall apply.

(Legal representative)

Article 7.    Legal representatives of shareholders such as a person with parental authority or a guardian shall notify the Company of the name or trade name and address through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center. In the case of any change or cancellation thereto, the same shall apply.

(Notification of places at which shareholders, etc. residing in foreign countries are to receive notices)

Article 8.    Shareholders and registered pledges or their legal representatives who reside in foreign countries shall either appoint their standing proxies or set up the places at which to receive notices in Japan, and shall notify the Company of the name or trade name and address of the standing proxies or the places at which to receive notices through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center. In the case of any change in such matters or cancellation thereto, the same shall apply.

(Method of identification through the Center)

Article 9.    In case a notification of a shareholder to the Company was filed through the Securities Companies, etc. and the Center, the notification shall be deemed to have been made by the shareholder himself/herself.

Chapter III. Identification of Shareholder

(Identification of shareholder)

Article 10.    In case shareholders (including shareholders who provided the Individual Shareholder Notice) make requests or exercise any other shareholder rights (hereinafter referred to as the “Requests, etc.”), the shareholders shall attach or provide evidences that the Requests, etc. have been made by themselves (hereinafter referred to as the “Evidences”). However, if the Company is able to confirm that the Requests, etc. have been submitted by the shareholders themselves, the Evidences will not be necessary.

2.

If the Requests, etc. are made to the Company by shareholders through the Securities Companies, etc. or the Center, the Requests, etc. shall be deemed to have been made by the shareholders themselves, and Evidences are not required.

3.

If the Requests, etc. are made by a proxy, a power of attorney either signed or sealed with the name thereon by the shareholders shall be attached in addition to the procedures set forth in paragraphs 1 and 2 above. The power of attorney shall state the name or trade name and address of the proxy.

4.	The provisions of paragraphs 1 and 2 above shall apply to the proxy mutatis mutandis.

Chapter IV. Procedures for Exercising the Rights of Shareholders

(Minority shareholder rights, etc.)

Article 11.    In case minority shareholder rights, etc. provided for in paragraph 4, Article 147 of the Book-Entry Transfer Law are exercised directly to the Company, the exercise shall be made by a document signed or sealed with the name thereon by the shareholder, together with the receipt of the Individual Shareholder Notice.

(Description of items that are proposed by shareholders in reference materials for general meeting of shareholders)

Article 12.    If a shareholder submits items to be discussed at a general meeting of shareholders, the number of characters which the Company determined pursuant to paragraph 1, Article 93 of the Enforcement Regulations of the Corporation Law shall be as follows.

1.	Reasons for proposal

Four-hundred (400) characters for each item

2.	The matters to be described in reference materials for general meeting of shareholders, in case the items proposed are related to the election of Directors, Corporate Auditors or Accounting Auditors

Four-hundred (400) characters for each candidate

(Method of request for purchase of less-than-one-unit shares)

Article 13.    In case any shareholder requests the Company to purchase less-than-one-unit shares, the shareholder shall make the request through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center.

(Determination of purchase price)

Article 14.    The per-share purchase price of the request in the preceding Article shall be the final price on the market provided by the Tokyo Stock Exchange on the day on which the request has reached the manager of the register of shareholders’ place of handling business. Provided, however, that if there is no trading on such day or such stock exchange is closed on such day, such purchase price shall be the price at which the first trade has concluded thereafter.

2.	The per-share purchase price mentioned in the preceding paragraph multiplied by the number of the shares requested to be purchased shall be the purchase price.

(Payment of purchase price)

Article 15.    The Company shall pay the purchase price calculated pursuant to the preceding Article, unless otherwise provided by the Company, on the fourth business day from the day following the date of determination of the per-share purchase price pursuant to the rules stipulated by the Center. However, if the purchase price reflects the rights for dividends from surplus or stock split, etc., the Company shall pay the purchase price not later than the relevant record date.

2.	The person who has requested for purchase may request that the payment should be made by way of transfer to a designated bank account or cash payment at Japan Post Bank.

(Transfer of purchased shares)

Article 16.    The less-than-one-unit shares which are requested to be purchased shall transfer to the transfer account of the Company on the day on which the payment or the payment procedures of the purchase price in the preceding Article have been completed.

(Method for request of additional purchase of less-than-one-unit shares)

Article 17.    In case a shareholder who owns less-than-one-unit-shares makes a request to the Company to sell a number of shares which, when added to the number of such shareholder’s less-than-one-unit shares, would equal to the number of one unit of shares (hereinafter referred to as the “Request for Additional Purchase”), such request shall be made through the Securities Companies, etc. and the Center pursuant to the rules stipulated by the Center.

(Request for Additional Purchase exceeding the balance of the Company’s treasury shares)

Article 18.    In case the aggregate number of shares of all Requests for Additional Purchase made on the same day exceeds the number of treasury shares held by the Company that are available for transfers, and the order in which such requests were made is not able to be determined, none of the Requests for Additional Purchase made on such day shall become effective.

(Effective date of the Request for Additional Purchase)

Article 19.    The Request for Additional Purchase shall become effective as of the day on which the Request for Additional Purchase reaches at the manager of the register shareholders’ place of handling business.

(Determination of the price for additional purchase)

Article 20.    The per-share price of additional purchase shall be the final price on the market provided by the Tokyo Stock Exchange on the effective date of the Request for Additional Purchase. However, if there is no trading on such day or such stock exchange is closed on such day, such purchase price shall be the price at which the first trade has concluded thereafter.

2.

The price of additional purchase shall be the amount of the per-share price of additional purchase pursuant to the preceding paragraph multiplied by the number of shares requested to be additionally purchased.

(Transfer of additionally purchased shares)

Article 21.    With respect to the Company’s treasury shares corresponding to the number of the Request for Additional Purchase, an application for the transfer to the transfer account of the shareholder who made the Request for Additional Purchase will be made on the day on which it is confirmed that the amount of the additional purchase price as consideration for additional purchases have been transferred to the bank account designated by the Company through the Securities Companies, etc. pursuant to the rules stipulated by the Center.

(Period during which the receipt of Request for Additional Purchase is suspended)

Article 22.    The Company shall suspend acceptance of Requests for Additional Purchase during the periods of ten (10) business days before the following dates:

(1)	June 30;
(2)	December 31; and
(3)	Other dates for determination of shareholders that may be provided by the Center

2.	Notwithstanding the provision of the preceding paragraph, if the Company deems it necessary, it may separately set a suspending period as to Requests for Additional Purchase.

Chapter V. Exceptions for Special Accounts

(Exceptions for special accounts)

Article 23.    Identification of shareholders for whom special accounts have been opened and other matters relating to special accounts shall be handled pursuant to the rules stipulated by the Center as well as those of the account management institutions for such special accounts.